UNITED STATES BANKRUPTCY COURT
                          EASTERN DISTRICT OF MICHIGAN
                                SOUTHERN DIVISION


In re                                                 Chapter 11

STARBOARD INDUSTRIES, INC.,                           Case No. 98-56099
                                                      Hon. Walter Shapero

     Debtor.

---------------------------------


                 FINAL ORDER AUTHORIZING POSTPETITION FINANCING
                        AND PROVIDING ADEQUATE PROTECTION

                 At a session of said Court held in the U.S.
                 Courthouse, City of Detroit, Michigan on
                 October 29, 1998

                 PRESENT: HONORABLE  Walter Shapero
                          U.S. BANKRUPTCY JUDGE

     This matter having come on to be considered upon Starboard Industries, Inc.'s ("Debtor") Motion for Entry of Order Authorizing Postpetition Financing and Providing Adequate Protection ("Motion"), after notice and hearing, the Court having reviewed the Motion and having heard the statements of counsel in support of the relief requested therein and any objections and any evidence offered; and the Court being fully advised in the premises;

     IT APPEARS AND THE COURT FINDS THAT:

     A. Debtor filed a petition for relief under Chapter 11 of the Bankruptcy Code on September 15, 1998 ("Petition Date").

     B. On September 15, 1998, after an emergency hearing on the Motion, this Court entered its Preliminary Interim Order Authorizing Postpetition Financing and Providing Adequate Protection (the "Preliminary Order"). As part of the Preliminary Order, this Court directed that the Motion, the Preliminary Order and notice of the September 18, 1998 hearing be sent to all creditors and interested parties entitled to notice under Federal Rule of Bankruptcy Procedure 4001; such notice was given by the Debtor.

     C. On September 18, 1998, after notice and a hearing, this Court entered an Interim Order Authorizing Postpetition Financing and Providing Adequate Protection (the "Interim Order"). As part of the Interim Order, the Court directed that notice of entry of the Interim Order and of a final hearing thereon be sent to all creditors and interested parties entitled to notice under Federal Rule of Bankruptcy Procedure 4001; such notice has been given by the Debtor.

     D. The Unsecured Creditors' Committee (the "Committee") filed an objection to entry of the Interim Order as a final order. Subject to the terms of this Order, the Committee has withdrawn its objection.

     E. The Court has jurisdiction over this matter pursuant to 28 U.S.C. Sections 157 and 1334. This is a core proceeding pursuant to 28 U.S.C. Section 157(b)(2) and venue is proper in this judicial district.

     F. The procedure set forth in paragraph 34 of the Interim Order constituted sufficient "notice and hearing" under 11 U.S.C Sections 102, 363, and 364,
Bankruptcy Rules 2002, 4001, 6004, 6007, and 9006 and all applicable local rules.

     G. Debtor is an automotive supplier manufacturing component parts for sale to a number of customers, including without limitation, General Motors Corporation ("GM") and Chrysler Corporation ("Chrysler" or together with GM, the "Customers"). Pursuant to purchase orders and supply contracts with Debtor as amended from time to time ("Purchase Orders"), Debtor is obligated to manufacture component parts for the Customers which are utilized by the Customers in the manufacture of motor vehicles ("Component Parts").

     H. Should Debtor fail to meet its obligations to timely deliver Component Parts to the Customers as called for by the Purchase Orders, the Customers will suffer significant damages and may have claims against Debtor for such damages.

     I. Before the commencement of its bankruptcy case, Debtor, and its affiliate, Plastic Trim, Inc. ("PTI" or together with Debtor, the "Debtors"), together with its parent JPE, Inc. and its other affiliates including without limitation, Industrial Automotive Fasteners, Inc. ("IAF"), Dayton Parts, Inc. ("DPI"), SAC Corporation ("SAC") and Allparts, Inc. ("API" or together with IAF, DPI and SAC, the "Non-Debtor Subsidiaries") were parties to loan agreements with Comerica Bank, as agent for itself and other lenders (the "Prepetition Lenders") pursuant to the terms of the Third Amended and Restated JPE, Inc. Credit Agreement dated as of December 31, 1996, as amended (the "Credit Agreement" or together with all related loan and collateral documents, the "Prepetition Loan Documents").

     J. As part of the Prepetition Loan Documents, the Debtor granted the Prepetition Lenders a security interest in: all of the tangible and intangible personal property, real property and fixtures and assets of Debtor, whether now owned or existing or hereafter acquired or arising and wheresoever located including, without limitation (the "Prepetition Collateral"): (a) all accounts,
(b) all inventory, (c) all equipment, (d) all general intangibles, and (e) all real estate owned by the Debtor. The Prepetition Lenders assert a first priority prepetition security interest in the Prepetition Collateral. Nothing in this Order is intended to validate or reaffirm any liens or security interests granted to the Prepetition Lenders.

     K. The Prepetition Lenders have not consented to use of cash collateral.

     L. Even if Debtor could obtain approval for the use of cash collateral over the Prepetition Lenders' objection, Debtor has determined that available cash collateral would be insufficient to fund ongoing operations.

     M. There are no funds on hand to meet payroll, purchase raw materials and other necessary supplies to produce the Component Parts and, therefore, without postpetition financing, Debtor would not be able to satisfy its obligations under the Purchase Orders; thus, Debtor has requested that GMAC Business Credit, LLC ("Lender") provide the postpetition financing set forth in this Order.

     N. Caterpillar Financial Services, Inc., Ameritech Credit Corporation and Mellon First United Leasing (collectively, the "PMSI Creditors") may assert purchase money security interests against a variety of miscellaneous equipment used by Debtor.

     O. Other than the Prepetition Lenders and the PMSI Creditors, no entities are known to assert an interest in property of the estate.

     P. Debtor urgently requires financing and credit under 11 U.S.C. Section 364 to fund day to day operations, purchase inventory and additional capital equipment and tooling necessary to maintain production for the Customers. Debtor's inability to fund these activities in a timely manner may result in a long term negative impact on the value of Debtor and its business, to the prejudice and detriment of Debtor's creditors, customers, employees, and stockholders.

     Q. Despite good faith efforts, Debtor is unable to obtain (i) unsecured credit allowable under 11 U.S.C. Section 503(b)(1) as an administrative expense;
(ii) unsecured credit allowable under 11 U.S.C. Section 364(a) or (b); or (iii) secured credit under 11 U.S.C. Section 364(c)(1) from any source sufficient to enable the Debtor to continue its business operations. Debtor is also unable to obtain a borrowing facility without (1) granting the claims of the proposed lender priority over administrative expenses of the kind specified in 11 U.S.C. Sections 503(b) and 507(b) in accordance with 11 U.S.C. Section 364(c)(1) and
(2) securing the postpetition obligations with liens on all assets of Debtor in accordance with 11 U.S.C. Section 364(c)(2) and, to the limited extent provided by Paragraph 18, Section 364(d).

     R. To induce Lender to provide financing hereunder, and subject to the terms of this Order, the Customers have agreed to provide Lender with the following credit enhancements: (a) a limitation on setoffs against post-petition accounts, (b) inventory purchase agreements, and (c) a guaranty of certain out-of-formula loans to be made by Lender. In turn, to induce the Customers to grant Lender the credit enhancements detailed below, Debtor has agreed to grant Customers a "Right of Access" as detailed in paragraph 12 below.

     S. Lender is willing to provide Debtor with postpetition financing pursuant to the terms of this Order. In summary, the Lender's financing to Debtor under this Order will consist of a credit facility as follows (the "Postpetition Loans"): A revolving working capital line of credit in favor of Debtor up to a maximum amount of $6.0 million based on eligible accounts and inventory and an out-of-formula allowance in an amount of up to $2.0 million, together with a tooling-financing facility of up to $800,000. The Postpetition Loans are in the best interests of Debtor and all other parties in interest.

     T. Debtor, the Customers, Lender and Prepetition Lenders have exchanged fair consideration for the rights each obtained in the Order and each acted in good faith in its negotiations over the terms of this Order.

     U. The terms and conditions of this Order are fair and reasonable, were negotiated by the parties at arms' length and entered into by the parties in good faith, and are the best available to Debtor under the present market conditions and financial circumstances of Debtor. Lender's extensions of credit to Debtor under this Order are and will be made in good faith. Any credit and loans extended to Debtor by Lender pursuant to this Order, whether interim or final, shall be deemed to have been extended and made in good faith, as that term is used in 11 U.S.C. Section 364(e).

     V. It is in the best interests of Debtor, its estate, and creditors that Debtor be authorized to incur secured indebtedness under this Order and to execute, deliver, perform and consummate this Order and all documents and instruments referred to herein or contemplated hereby.

     BASED ON THE FOREGOING FINDINGS, no further notice being required and the Court being otherwise duly advised in the premises,

     IT IS HEREBY ORDERED THAT:

                         [Postpetition Loan Provisions]

     1. The Motion is granted. This Order is intended to supersede the Interim Order; any "Postpetition Loans" as defined in the Interim Order shall be, for all purposes, treated as Postpetition Loans under this Order.

     2. Lender is authorized to make the Postpetition Loans on the terms provided in this Order.

     3. Debtor is authorized to receive financing from Lender on the terms of this Order and to incur obligations to Lender up to a maximum of $6.0 million from Lender at any one time outstanding in the form of the Postpetition Loans ("Maximum Amount") and grant liens and security interests in favor of Lender as provided herein.

     a. all Postpetition Loans will be made on a discretionary basis by Lender;

     b. The following borrowing base formula (the "Borrowing Base") shall apply to the Postpetition Loans -

          (i)  up to 85% of "Eligible Accounts"; plus

          (ii) the lesser of (A) 75% of Eligible Inventory which is raw materials or finished goods plus 50% of Eligible Inventory which is work in process, or (B) $1,000,000; plus

          (iii)$2,000,000 (the "Overformula Allowance"). Overformula Allowance loans will only be made if the same are unconditionally guaranteed by Customer(s) on terms satisfactory to Lender, in its discretion; plus (iv) up to the lesser of $700,000 or 80% of cost for financing the acquisition of tooling (the "Tooling Loans").

     c. "Eligible Accounts" means bona fide accounts owing by a Customer which are less than 90 days old (based on billing date), are subject to a setoff limitation in a form acceptable to Lender in its discretion and are otherwise acceptable to Lender.

     d. "Eligible Inventory" means raw materials, work-in-process and finished goods as the case may be, related to production of Component Parts for a Customer which inventory is subject to a repurchase agreement in form acceptable to Lender in its discretion.

     e. The Postpetition Loans shall bear interest at a rate equal to the "prime rate" (announced from time to time in the Wall Street Journal) plus 1% per annum on the outstanding day-to-day principal balance. From and after an Event of Default, the Postpetition Loans (other than the Overformula Allowance) will accrue interest at 4% per annum above the "prime rate". Interest on the Postpetition Loans shall be due and payable on the first business day of each month, in arrears.

     f. In addition to the interim closing fee of $15,000 paid upon entry of the Interim Order, Debtor shall pay Lender a final closing fee of $15,000 upon entry of this Order (the "Closing Fees"). The Closing Fees shall be deemed fully earned on the date the same are due.

     g. Upon entry of this Order, Lender shall also be deemed to have earned a facility fee of $15,000 (the "Facility Fee") which shall be payable upon the earlier of (i) September 15, 1999, (ii) the occurrence of an Event of Default, and written notice to the Debtor and the Committee, or (iii) Court approval of a sale of substantially all of the Debtor's assets.

     h. Debtor shall pay Lender a servicing fee of $1,000 per month in arrears for each month or portion thereof that Lender is providing financing under this Order (the "Servicing Fee" or together with the Closing Fees, the Facility Fee, the "Loan Fees");

     i. Debtor shall pay Lender, upon demand, all reasonable fees and out-of-pocket costs and expenses incurred by Lender to monitoring, administering or providing financing or enforcing its rights and remedies hereunder, or in enforcing rights against any guarantors, including without limitation, attorneys' fees and costs, appraisal fees, recording fees, audit fees (at a rate of $650 per man/day plus out-of-pocket expenses), expert witness fees, together with all expenses and fees (including attorneys' fees and costs) incurred in connection with any litigation arising under this Order or in connection with or related to the financing being provided hereunder, including in any litigation with or involving the Customers (collectively, the "Lender Expenses").

     j. If the Postpetition Loans are paid in full prior to September 15, 2000 (including, without limitation, if paid after an Event of Default but excluding if paid because a sale of substantially all of Debtor's assets is approved by the Court), Debtor shall pay the following Early Termination fees if the payment occurs:

          Prior to September 15, 1999               3% of the Maximum Amount

          After September 15, 1999 but              1% of the Maximum Amount
          other than on September 15, 2000

     k. Tooling Loans shall be subject to documentation acceptable to Lender in its discretion, establishing that the tooling in question will be purchased by a customer upon completion and that the manufacturer of the tooling will deliver the same on terms acceptable to Lender.

     4. Notwithstanding anything to the contrary in the Order:

          A. Debtor shall borrow from Lender and escrow up to the "Starboard Debtor's Cap" to be used for the sole purpose of paying any allowed fees and costs of professionals retained by the Debtor (the "Debtor Professional Fee Escrow"); to the extent aggregate, allowed professional fees and costs of Debtor's professionals ("Aggregate Debtor's Allowed Fees") do not exceed $300,000, the Starboard Debtor's Cap shall be reduced by 50% of the difference between $300,000 and the Aggregate Debtor's Allowed Fees and any excess in the Debtor Professional Fee Escrow shall be paid to Lender to reduce the Postpetition Indebtedness. Lender shall institute a $150,000 borrowing base reserve upon entry of this Order to insure that the referenced amount is available for borrowing by Debtor. For purposes of this Order, the term "Starboard Debtor's Cap" means $150,000 plus any unused portion of the "PTI Debtor's Cap" as that term is defined in the Final Order Authorizing Postpetition Financing and Providing Adequate Protection entered in the PTI bankruptcy proceedings.

          B. Debtor shall borrow from Lender and escrow $32,500 to be used for the sole purpose of paying any allowed fees and costs of professionals retained by the Committee (the "Creditors' Professional Fee Escrow"). Any portion of the Creditors' Professional Fee Escrow in excess of allowed fees and costs for the Committee's professionals shall be paid to Lender to reduce the Postpetition Indebtedness. Lender shall institute a $32,500 borrowing base reserve upon entry of this Order to insure that the referenced amount is available for borrowing by Debtor. Notwithstanding the foregoing, no more than $10,000 of the Creditors' Professional Fee Escrow shall be used to investigate claims against the Prepetition Lenders and no more than $10,000 of the Creditors' Professional Fee Escrow shall be used to investigate claims against the Customers and/or Lender; in the event no claims are prosecuted against Lender, Prepetition Lenders or the Customers on behalf of estate, the previous limitations on use of the Creditors' Professional Fee Escrow shall not apply. None of the Creditors' Professional Fee Escrow may be used to fund prosecution of claims against or the seeking of relief against Lender, Prepetition Lenders and/or the Customers.

Except for the Debtor Professional Fee Escrow and the Creditors' Professional Fee Escrow and as provided below in paragraph 27 below, neither the Lender nor Customers shall be responsible to fund any other professional fees or costs, and Lender's collateral shall not be subject to surcharge for any other professional fees or costs.

     5. Absent a written extension from Lender (which extension shall be at Lender's sole discretion), the Postpetition Loans shall be due on the earliest of: (a) September 15, 2000; (b) the occurrence of an Event of Default (defined below) and written notice to Debtor and the Committee; or (c) the closing date of a sale pursuant to an order authorizing a sale of substantially all of the assets of Debtor.

     6. To secure Debtor's obligations on account of the Postpetition Loans, including principal, interest, the Loan Fees and Lender Expenses (collectively, "Postpetition Indebtedness"), Lender is hereby granted a perfected lien on and security interest in all property of the estate of Debtor as that term is defined in 11 U.S.C. Section 541(a), including:

          (a) Pursuant to 11 U.S.C. Section 364(c)(2), a lien and security interest in any and all property of Debtor's estate arising, created or acquired subsequent to the filing of the bankruptcy petition (except such property which is proceeds of Prepetition Collateral), including, without limitation, (i) all accounts, accounts receivable, contract rights and general intangibles (including patents, trademarks, patent applications, copyrights and other intellectual property of whatever description, royalty payments such as under patent, trademark or other licensing arrangements, proceeds of condemnation, awards, proceeds of judgments and proceeds of fire and other property insurance such as business interruption insurance, proceeds of all causes of action, goodwill and going concern value); (ii) all inventory including, but not limited to, raw materials, work in process or finished goods, materials used or usable in the manufacturing, processing, packaging or shipping of inventory; (iii) all returned goods and merchandise relating to accounts and accounts receivable; (iv) all equipment including, but not limited to, machinery, fixtures, furniture and all accessories, tools, fittings and parts therefore; (v) all documents, instruments and chattel paper; (vi) all fixtures; (vii) all books and records of Debtor including books and records evidencing, securing or relating to accounts and accounts receivable; (viii) all securities, stocks, options, and warrants, whether certificated or uncertificated and whether in bearer or registered form, (ix) all tax refunds arising from taxes paid on or after the Petition Date; (x) all real estate or interests in real estate; (xi) all amounts owing by the Customers or any of their subsidiaries to any of Debtor or Debtor's estate; (xii) one-half of the net proceeds (after fees and costs of litigation) from all causes of action arising under Chapter 5 of the Bankruptcy Code (the other one-half being included as part of the "Carve-Out"); (xiii) one-half of the net proceeds (after fees and costs of litigation) of any transfer, security interest, or lien that is avoided and preserved for the benefit of the estate of the Debtor under Chapter 5 of the Bankruptcy Code (the other one-half being included as part of the "Carve Out"); and (xiv) all products and proceeds thereof arising, created or acquired subsequent to the filing of the Chapter 11 Petition (collectively, the "Postpetition Collateral").

          (b) Pursuant to 11 U.S.C. Section 364(c)(3), a lien and security interest, junior in priority and right of payment only to the "Existing Liens" (defined below), in any and all property of Debtor existing prior to (or which is proceeds of property existing prior to) the filing of the bankruptcy petition, including, but not limited to (i) all accounts, accounts receivable, contract rights and general intangibles (including, without limitation, patents, trademarks, patent applications, copyrights and other intellectual property of whatever description, royalty payments such as under patent, trademark or other licensing arrangements, proceeds of condemnation awards, proceeds of judgments and proceeds of fire and other property insurance such as business interruption insurance, proceeds of all causes of action, goodwill and going concern value); (ii) subject to paragraph 15 below, all inventory including, but not limited to, raw materials, work in process or finished goods, materials used or usable in the manufacturing, processing, packaging or shipping of inventory; (iii) all returned goods and merchandise relating to accounts and accounts receivable; (iv) all equipment including, but not limited to, machinery, furniture, fixtures and all accessories, tools, fittings and parts therefor; (v) all documents, instruments and chattel paper; (vi) all fixtures; (vii) all books and records evidencing, securing or relating to accounts, accounts receivable or general intangibles; (viii) all real estate and rights in real estate owned by Debtor; (ix) all securities, stocks, options, and warrants, whether certificated or uncertificated and whether in bearer or registered form; (x) all real estate and interests in real estate; (xi) all tax refunds arising from taxes paid before the Petition Date; and (xii) all products and proceeds thereof (collectively the "Prepetition Collateral" or together with the Postpetition Collateral, the "Collateral"). For purposes of this Order, the term "Existing Liens" means valid, enforceable, properly perfected, unavoidable prepetition liens and security interests.

     7. Except for the Professional Fee Escrows provided for in paragraph 4, the statutory fees of the United States Trustee as provided for in paragraph 27, and the Carve-Out (the Carve-Out shall be held in a segregated trust account at Butzel Long for the benefit of prepetition unsecured creditors and Committee professionals, however Customers, Lender and Prepetition Lenders shall have no lien, security interest or charge on or administrative expense claim against the Carve-Out), the security interests and liens granted to Lender by this Order and the Postpetition Indebtedness shall have priority pursuant to 11 U.S.C. Section 364(c)(1) over any and all costs and expenses of administration or other priority claims in these Chapter 11 cases or any subsequent Chapter 7 cases, including those described in 11 U.S.C. Sections 503(b) and 507(b), and shall not be subordinated to any other security interest or lien granted under 11 U.S.C.
Section 364 or Section 105 or otherwise. No security agreements, mortgages or financing statements shall be necessary to evidence or perfect the security interests, liens and mortgages provided under this Order; provided, however, that Debtor shall execute any documents reasonably requested at any time by Lender to memorialize or evidence the liens, security interests and mortgages granted by this Order. Lender shall have all the rights and remedies of a secured creditor and mortgagee in connection with the security interests, liens and mortgages granted by this Order, except to the extent that such rights and remedies may be affected by the Bankruptcy Code.

     8. The security interests and liens granted by this Order to Lender shall:

          (a) to the extent any of the Prepetition Lenders or the PMSI Creditors are determined to have a valid, enforceable, properly perfected, unavoidable prepetition liens and security interests in the Prepetition Collateral, be a lien and security interest in the Prepetition Collateral junior in priority only to such liens and security interests pursuant to 11 U.S.C. Section 364(c)(3); and

          (b) be a first priority lien and security interest in any of the Collateral that is not otherwise subject to a lien under 11 U.S.C. Section 364(c)(2).

     9. Debtor shall furnish to Lender (and the Customers, the Committee, and Prepetition Lenders, upon request):

          (a) By the 15th day of each month, as of the last day of the preceding month, aging and summary reports of accounts (the "Accounts") in such form and detail as Lender may request.

          (b) With each request for a Postpetition Loan but no less frequently than the last business day of each week, borrowing base certificates (each, a "Borrowing Base Certificate") as of the close of business of the preceding day in a form acceptable to Lender.

          (c) A weekly listing of all inventories of Debtor ("Inventory"), including raw material, work-in-process, and finished goods in such form and detail as Lender may reasonably request.

          (d) Within 5 business days of Lender's request, a physical inventory report listing all of Debtor's Inventory, wherever located.

          (e) Within 30 calendar days after the end of each of the first eleven months of each fiscal year, a balance sheet of the Debtor as of the close of each such month and of the comparable month in the preceding fiscal year, and statements of income and surplus of the Debtor for each month and for that part of the fiscal year ending with each such month and for the corresponding period of the preceding fiscal year, all in reasonable detail and certified as true and correct (subject to audit and normal year-end adjustments) by the chief financial officer of the Debtor.

          (f) Within 45 calendar days after the end of each quarter of each fiscal year, a balance sheet of Debtor as of the closing of such quarter and statements of income and surplus of Debtor for such quarter and for the corresponding period of the preceding fiscal year, on cumulative basis, all in reasonable detail and certified as true and correct (subject to audit and normal year-end adjustments) by the chief financial officer of Debtor.

          (g) Within 90 calendar days after the end of each fiscal year, pro forma cash flow forecasts for the succeeding 12 month period.

          (h) Within 60 calendar days after the end of each quarter of each fiscal year, a letter of "covenant compliance" regarding Debtor's obligations under this Order, delivered to Lender and prepared, in form and substance acceptable to Lender, signed by an officer of Debtor.

          (i) All other reports, documents and information that Lender may reasonably request.

     10. All postpetition accounts receivable shall be remitted to the blocked account maintained by Lender. All proceeds of and collections on account of the Collateral which are not proceeds of the Prepetition Collateral shall be paid to Lender to reduce the Postpetition Loans. All cash, checks, or funds of any type which come into the possession of the Prepetition Lenders or Debtor with respect to the Postpetition Collateral (including payments of insurance proceeds and proceeds of sales of Postpetition Collateral under 11 U.S.C. Section 363) must be segregated and accounted for, held in trust for the benefit of Lender and immediately forwarded to Lender or its designee not later than the next business day. If there are any issues related to determining whether payments represent Prepetition Collateral or Postpetition Collateral, Lender and the Prepetition Lenders will work in good faith to reconcile such payments as soon as possible.

     11. The Postpetition Loans shall be subject to the following terms and conditions:

     A.  For  the  purpose  of  calculating   borrowing  base  availability  for
Postpetition Loans, the receipt by Lender of any wire transfer or electronic funds transfer of funds, check or other item of payment shall be applied immediately to provisionally reduce the Obligations, but such receipt shall not be considered a payment on account unless such wire transfer or electronic funds transfer is of immediately available federal funds and is made to the appropriate deposit account of Lender or unless and until such check or other item of payment is honored when presented for payment. For the purpose of calculating interest, the receipt by Lender of any wire transfer or electronic funds transfer, check or other item of payment shall be deemed to have occurred two (2) business days after the date Lender actually receives such item of payment. In the event any check or other item of payment is not honored when presented for payment, Debtor shall be deemed not to have made or received such payment. Notwithstanding anything to the contrary contained herein, any wire transfer, electronic funds transfer, check or other item of payment received by Lender after 1:00 p.m. Southfield time shall be deemed to have been received by Lender as of the opening of business on the immediately following business day.

     B. As an administrative convenience to Debtor to ensure the timely payment of amounts owing by Debtor to Lender under this Order, Lender will advance for the account of Debtor an amount each month sufficient to pay interest accrued on the principal amount of the Postpetition Indebtedness during the immediately preceding month and amounts from time to time sufficient to pay all Lender Expenses owing by Debtor under this Order. All such advances will be treated as Postpetition Loans.

     C. Debtor shall maintain adequate fire and extended coverage and liability insurance covering all of its present and future real and personal property, including the Collateral, with Lender's loss payable and noncontributory mortgagee clauses in Lender's favor, protecting Lender's interest, as such interest may appear, together with such policies of business interruption insurance and products liability insurance as Lender may reasonably request and insurance in accordance with all applicable workers' compensation laws. Such insurance must be in such form, with such companies, and in such amounts as is acceptable to Lender, insuring against liability for damage to persons or property, and must provide for thirty (30) days prior written notice to Lender of cancellation or material alteration. Debtor must provide Lender with the original policies of insurance for all such coverages or true copies of the policies, simultaneously with the execution of this Agreement, showing that Lender's interest has properly been endorsed on the applicable policy. Lender may, in its sole discretion, on 30 days written notice to Debtor, require the Debtor to obtain additional or different insurance coverages as Lender may reasonably request.

     D. Lender, through any of its officers, employees or agents, shall have the right at any time or times during Debtor's usual business hours, or during the usual business hours of any third party having control over any of Debtor's records, to inspect such records in order to verify the amount or condition of, or any other matter relating to, the Collateral or Debtor's financial condition. Lender also shall have the right at any time or times during Lender's usual business hours to inspect and examine inventory and the equipment and to check and test the same as to quality, quantity, value and condition. If an Event of Default has occurred or if Lender reasonably believes that an Event of Default has occurred, Lender may conduct any of the inspections referenced in this section at any time without regard to Debtor's or any third party's usual business hours.

     12. In consideration of the credit enhancements being provided by the Customers, the Debtor is authorized to execute and deliver the Access and Security Agreement in the form attached to the Motion, and the Access and Security Agreement (the "Access Agreement") is hereby authorized and approved by the Court and made a part of this Order.

     13. The Customers have incurred and will incur attorneys' and consultant's fees, costs and charges in connection with the handling of all matters arising in connection with Debtor's bankruptcy case (and any subsequent Chapter 11 or Chapter 7 case of Debtor), including, without limitation, with respect to the credit enhancements for the Postpetition Loans and this Order, and in any way arising from or in connection with any action taken by the Customers to maintain, advise, enforce or collect the obligations under this Order or any other document or agreement arising from or relating to the relationship between Debtor and the Customers. Debtor has agreed that the Customers may setoff up to $20,000 a month against postpetition accounts receivable or any other postpetition amounts due Debtor for reasonable attorneys' fees and costs, incurred with respect to their respective relationships with Debtor; provided, however, if Customers' aggregate monthly setoff exceeds the stated amount, any fees and costs in excess of the stated amount may be carried forward and setoff in future months so long as aggregate setoffs for attorneys' fees in any month exceeds the stated amount and all setoffs by the Customers shall be subject to the setoff limitation agreements executed in favor of Lender.

                        [Adequate Protection Provisions]

     14. Subject to the obligation to disgorge payments if and to the extent their liens and security interests are not allowed or are invalidated, as adequate protection of the Prepetition Lenders' interests, all proceeds of and collections on account of prepetition accounts receivable shall be paid in the form received to the Prepetition Lenders. All cash, checks, or funds of any type which come into the possession of Lender or Debtor with respect to the Prepetition Collateral (including payments made by Debtor for use of prepetition inventory, insurance proceeds, and proceeds of sales of Prepetition Collateral under 11 U.S.C. Section 363) must be segregated and accounted for, held in trust for the benefit of the Prepetition Lenders and immediately forwarded to Comerica Bank or its designee not later than the next business day. Debtor shall use its best efforts to collect all Prepetition accounts consistent with its prepetition practices. As an inducement to the Prepetition Lenders to consent to entry of this Order and subject to entry of this Order as a final order without material modification that negatively impacts the Prepetition Lenders without their consent, the Customers agree to pay before October 31, 1998, 85% of all bona fide prepetition accounts due the debtor (net of ordinary course of business setoffs for short shipments, defective product, non-conforming goods and materials purchased by the Customers) without setoff or recoupment for consequential or special damages, in full satisfaction of such accounts. Upon payment by the Customers in accordance with the above, such prepetition accounts shall be deemed fully satisfied. The Prepetition Lenders are authorized to apply to their prepetition loans all payments called for by Paragraphs 14, 15, 16, 17 and 18 of this Order.

     15. Subject to the obligation to disgorge payments if and to the extent their liens and security interests are not allowed or are invalidated, as additional adequate protection of the Prepetition Lenders' interests, to the extent not already paid pursuant to the Interim Order, Lender shall advance for Debtor's account and pay to the Prepetition Lenders for Debtor's prepetition inventory which is usable in production for the Customers (the "Usable Inventory"):

          (a) for raw materials, eighty percent (80%) of Debtor's actual invoice cost;

          (b) for work in process, the pro-rated current Purchase Order price for the Component Part in question based on a percentage of completion as of the Petition Date; and

          (c) for finished goods, the price called for by the underlying Purchase Order.

Upon payment of the forgoing amounts to the Prepetition Lenders, such parties shall have no further rights in or to, or claims against Debtor relating to, the Usable Inventory and such inventory shall be deemed to be post-petition inventory subject to Lender's first priority lien thereon. Without the consent of the Prepetition Lenders, any prepetition inventory other than the Usable Inventory shall be segregated by the Debtor and shall not used by the Debtor pending further order of this Court.

     16. As additional adequate protection of the Prepetition Lenders' interests and in exchange for the Prepetition Lenders' agreement to forbear from enforcing their rights against Debtor and its property under the Prepetition Loan
Documents and applicable law through the Standstill Period (defined below), Debtor shall use the Postpetition Loans to pay to the Prepetition Lenders the sum of $60,000 per 30/31 day period (on or before the 15th day of each month) during the Standstill Period prorated for the final month of their forbearance (the "Fixed Asset Adequate Protection Payments"). Except as provided in this Order, the Prepetition Lenders shall not be entitled to or receive from Debtor, and Debtor shall not pay, any interest or other payments to the Prepetition Lenders as adequate protection of their interest in Prepetition Collateral. For purposes of this Order, the term "Standstill Period" means the earlier of (i) the term of Postpetition Loans, whether as stated or accelerated; (ii) the date of a material default under this Order with respect to the adequate protection due the Prepetition Lenders; or (iii) a material modification of this Order which negatively impacts the Prepetition Lenders without their consent. The Prepetition Lenders' rights after the Standstill Period shall be subject to the "Right of Access" during the "Occupancy Period" as defined in the Access Agreement.

     17. In addition to the other adequate protection payments required to be paid to the Prepetition Lenders under this Order, Debtor shall provide adequate protection of the Prepetition Lenders' interest in the Prepetition Collateral as follows (during the Standstill Period such obligations will be funded as part of the Postpetition Loans; after the Standstill Period, neither the Lender nor the Customers shall have an obligation to fund such expenses):

          (a) the payment of postpetition property taxes (real and personal) accrued from and after the Petition Date;

          (b) the payment of casualty insurance (accrued from and after the Petition Date) on the Prepetition Collateral on the same terms and conditions as such assets were insured prepetition;

          (c) the payment of the costs of all ordinary and necessary repairs and maintenance to be made to equipment (which is part of the Prepetition Collateral) to maintain it in at least as good a condition as existed on the Petition Date, ordinary wear and tear excepted, from and after the Petition Date; or

          (d) Debtor shall  reimburse  JPE,  Inc.  monthly for its fair share of
     JPE, Inc.'s overhead expenses, (not to exceed $45,000 per month based on the current number of subsidiaries and based on aggregate corporate overhead estimated at $225,000 per month, exclusive of stay bonuses contemplated to be paid), exclusive of interest and professional fees related to the restructuring of the Non-Debtor Subsidiaries. The Committee shall have the right to raise any objections to the foregoing $45,000 amount or stay bonuses contemplated to be paid on a prospective basis.

     18. Subject to appropriate notice and hearing on the validation of the liens and security interests of the Prepetition Lenders in the Prepetition Collateral (if sale(s) occur prior to such validation, proceeds will be paid to the Prepetition Lenders as adequate protection, subject to disgorgement if the liens are not validated) and only upon this Order becoming a final order (without material modification that negatively impacts the Prepetition Lenders without their consent), proceeds of Prepetition Collateral other than accounts receivable, inventory, cash proceeds of general intangibles collected in the ordinary course of business and any assets subject to valid, perfected purchase money security interests, shall be applied as follows:

     First, $3,590,000 million minus 50% of all Fixed Asset Adequate Protection Payments (actually received by the Prepetition Lenders) minus the "Fee Surcharge" (defined below) will be paid to the Prepetition Lenders;

     Second, the balance, if any, up to the amount necessary to pay all Postpetition Indebtedness in full (after application of the proceeds of all Postpetition Collateral) will be paid to Lender;

     Third, the balance, if any, up to the amount of the Fee Surcharge will be paid to the Prepetition Lenders.

     Fourth, the balance, if any (the "Residual Balance"), to the Prepetition Lenders; provided, however, the Prepetition Lenders agree to allow the lesser of (i) 20% of the Residual Balance or (ii) the aggregate amount of all allowed unsecured and administrative expense claims, to be retained by the estate if and only if within 90 days of the date of this Order, a final order is entered validating the liens and security interests of the Prepetition Lenders and waiving any claims the estate or its creditors may have against the Prepetition Lenders.

Notwithstanding the above, if the assets of Debtor are disposed of in a piece-meal liquidation, proceeds of the sale of general intangibles in excess of $80,000 shall be paid to the Prepetition Lenders without regard to the above formula.

     19. A. The  Prepetition  Lenders  consent  to a  surcharge  under 11 U.S.C.
Section 506(c) against equipment and real estate which is part of Prepetition Collateral (the "Fee Surcharge") in an amount not to exceed (a) the lesser of
(i) the Starboard Debtor's Cap or (ii) 50% of the allowed fees and costs of professionals retained by the Debtor, plus (b) up to the lesser of 50% of the allowed professional fees and costs for the Committee's professionals, or $32,500. No portion of the Fee Surcharge shall be used to pay professional fees or costs incurred in investigating or prosecuting any claims against Prepetition Lenders, Customers and/or Lender. Except and only to the extent of the Fee Surcharge, Prepetition Lenders and the collateral securing the Prepetition Lenders' loans shall be exempt from and not be subject to any surcharges, excises, liens or charges of any nature or type under 11 U.S.C.Section 364, 11 U.S.C. Section 506(c), 11 U.S.C. Section 510 or otherwise in this Chapter 11 proceeding or in any subsequent Chapter 7 proceeding, including expenses of administration or liquidation. Further, Prepetition Lenders do not consent to a surcharge by a subsequently appointed trustee under 11 U.S.C. Section 506(c). Except as provided in this paragraph, the Prepetition Lenders shall have no obligation to fund any other professional fees or administrative expenses, whether by surcharge or otherwise. The Fee Surcharge, plus the Debtor's Professional Fee Escrow and the Creditors' Professional Fee Escrow are intended to equal $365,000 plus the unused portion of the Debtor Professional Fee Escrow in the PTI proceedings.

     B. Notwithstanding anything to the contrary in this Order, in the event that Debtor and Committee agree in writing (in form and substance satisfactory to the Prepetition Lenders) to (i) validate the Prepetition Lenders' liens (that is, stipulate that those liens cover all of Debtor's prepetition property, have first priority, are perfected and are valid, binding and unavoidable), and (ii) a general release of all claims of any kind against the Prepetition Lenders, and such agreement has been noticed to parties in interest and approved by the Bankruptcy Court by a final and nonappealable order, then, after exhaustion of the Creditors Professional Fee Escrow, the Prepetition Lenders would fund the Prepetition Lender's $32,500 Fee Surcharge for the Committee's professionals out of adequate protection payments as such fees and costs of the Committee's professionals are incurred and allowed by Court order.

                         [General and Other Provisions]

     20. This Order  constitutes  a  modification  of the  automatic  stay under
Section 362 of the Bankruptcy Code subject to the terms of this Order, to the extent that such modification is required to permit the Customers, Lender or Prepetition Lenders to take any actions permitted under this Order.

     21. The following shall constitute events of default under this Order ("Events of Default"):

          (a) Debtor breaches any of the terms and conditions or covenants of this Order;

          (b) If any written representation or warranty made by Debtor after entry of this Order or any certificate, report or financial statement delivered to Lender by Debtor pursuant to this Order proves to have been false in any material respect as of the time when made or given;

          (c) Debtor  needs more  working  capital  financing  than the  Maximum
     Amount;

          (d) If Debtor's Chapter 11 case is converted to a case under Chapter 7 of the Bankruptcy Code;

          (e) If a trustee is appointed in Debtor's Chapter 11 case;

          (f) If any modification is made to this Order which affects Lender's rights or remedies without the consent of Lender;

          (g) If Starboard defaults on its obligations to Lender or an Event of Default occurs under any financing order related to financing provided by Lender to Starboard.

          (h) If Debtor or any third parties obtain confirmation of a plan of reorganization or liquidation on terms which are not acceptable to Lender in its sole discretion; or

          (i) Excluding the Existing Liens, if any third party is granted a lien or security interest in any of the Collateral.

     22. Upon the occurrence of an Event of Default, Lender shall have the right to declare all Postpetition Indebtedness immediately due and payable. Further, upon five (5) days written notice to Debtor, Customers, Prepetition Lenders and the Committee after an Event of Default, Lender shall be permitted to exercise all rights and remedies of a secured creditor and mortgagee without further order of the Court; provided however, if after receipt of written notice of an Event of Default from Lender, Debtor or the Committee believes an Event of Default has not occurred, Debtor or Committee shall have the right to file a motion for a determination thereof (a "Default Motion"), which motion will be heard on an expedited basis on no less than two (2) business days' notice to Lender and Prepetition Lenders. At any hearing on a Default Motion, the sole issue to be litigated will be whether or not an Event of Default has occurred, and Debtor shall bear the ultimate burden of proof. If the automatic stay is lifted as to Lender, it shall be automatically lifted as to the Prepetition Lenders without further order of the Court (subject to the "Right of Access" for the "Occupancy Period" as defined in the Access Agreement).

     23. Lender, the Customers, the Committee's professionals and their agents and employees, shall be permitted reasonable access to Debtor's premises and books and records at all or any times during working hours for the purpose of monitoring Debtor's compliance with the terms and conditions of this Order, the Purchase Orders and any other agreements with the Customers and reasonable access to Debtor's financial consultants, Conway, MacKenzie and Dunleavy, provided that such access shall not unreasonably interfere with the operation of Debtor's businesses.

     24. The Prepetition Lenders and their agents and employees shall be permitted reasonable access to Debtor's premises and books and records at all or any times during working hours for the purpose of monitoring Debtor's compliance with the terms and conditions of this Order, the Prepetition Loan Documents and any other agreements with the Prepetition Lenders, provided that such access shall not unreasonably interfere with the operation of Debtor's businesses.

     25. The provisions of this Order shall be binding upon and inure to the benefit of Debtor, the Customers, Prepetition Lenders and Lender and their respective successors and assigns (including any trustee hereafter appointed or elected as a representative of Debtor's estate, whether in this bankruptcy case or in any subsequent case under Chapter 7 of the Bankruptcy Code). The priorities, liens, mortgages and security interests provided for under this Order shall continue in this or any superseding cases under the Bankruptcy Code, and such liens, mortgages and security interests shall maintain their priority as provided by this Order until satisfied and discharged.

     26. The Customers and the Lenders (and their agents and consultants) shall not be deemed to be, for any purpose, the owner or operator of the Collateral or Debtor's premises or a successor to any of Debtor or an employer of any of Debtor's employees, and shall not be liable for any of Debtor's prepetition obligations or indebtedness; provided, however, that in the event the Customers exercise their Right of Access, the foregoing finding that the Customers are not an operator of the Collateral or Debtor's premises or an employer of Debtor's employees shall be limited to the period prior to the exercise of the Right of Access, which limitation is without prejudice to the Customers' right to assert that the Customers are not an operator of the Collateral or Debtor's premises or a successor to Debtor or an employer of Debtor's employees notwithstanding the exercise of the Right to Access.

     27. The Lender and the collateral securing the Postpetition Indebtedness shall be exempt from and not be subject to any surcharges, excises, liens or charges of any nature or type pursuant to 11 U.S.C. Section 364, 11 U.S.C.
Section 506(c) and 11 U.S.C. Section 510 in this Chapter 11 proceeding or in any subsequent Chapter 7 proceeding, including expenses of administration or liquidation except as expressly provided below. Further, Lender does not consent to a surcharge by a subsequently appointed trustee under 11 U.S.C. Section 506(c). Notwithstanding the foregoing, Lender consents to a surcharge of its collateral (in which Lender has a first priority lien, mortgage or security interest) under 11 U.S.C. Section 506(c) for U.S. Trustee quarterly fees during periods Lender is making the Postpetition Loans to Debtor. Except as provided in this paragraph, Lender shall have no obligation to fund any other professional fees or administrative expenses, whether by surcharge or otherwise. Notwithstanding the foregoing or anything to the contrary in this Order, if by virtue of acts or omissions of Lender, a subsequently appointed trustee is required to administer the collateral, nothing in this Order will preclude the trustee from petitioning for a surcharge under 11 USC Section 506.

     28. In order to effectuate the terms of this Order, Lender, the Customers, the Customers' consultant, BBK, Ltd., the Prepetition Lenders and their financial consultant, if any, and the Committee and its professionals shall be allowed to directly contact Debtor at any time. Any such contacts shall not be construed to be violative of the automatic stay provided by 11 U.S.C. Section 362.

     29. Debtor shall give notice to Lender, the Customers and the Prepetition Lenders, through their respective counsel, of all motions, requests, applications, proposed orders and orders entered relating to this Chapter 11 case and any proceedings in connection with said case. Further, Debtor shall provide Lender, the Customers and the Prepetition Lenders, through their respective counsel, with copies of all reports, statements, schedules, motions, pleadings and other papers filed with or submitted by Debtor to this Court or the U.S. Trustee.

     30. Except as provided in paragraph 18, no modification, amendment or appeal reversing any provision of this Order shall affect any other provision thereof. Except as provided in paragraph 18, the protection of 11 U.S.C. Section 364(e) shall apply to the Postpetition Indebtedness and the security interest liens and mortgages granted to Lender hereunder to the fullest extent possible.

     31. No delay on the part of the Customers or Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power and privilege hereunder preclude other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies hereunder specified are cumulative and not exclusive of any rights or remedies which the Customers, the Lender, or Debtor may otherwise have.

     32. If any or all of the provisions of this Order are hereafter modified, vacated, stayed or terminated by subsequent order of this court or any other court, such modification, vacation or stay shall not affect (i) the validity of any debt under this Order to Lender that was incurred pursuant to this Order prior to the effective date of such modification, vacation, stay or termination, or (ii) the extent, validity, priority and enforceability of any lien or security interest of Lender granted pursuant to this Order. Notwithstanding such modification, vacation, stay or termination, any obligations of Debtor pursuant to this Order arising prior to the effective date of such modification, vacation, stay or termination shall be governed in all respects by the original provisions of this Order. Lender shall be entitled to all of its rights, privileges and benefits hereunder and thereunder including, without limitation, the liens, security interests, priorities and collection rights granted herein to or for the benefit of Lender with respect to all borrowings and advances made pursuant to this Order.

     33. Any finding of fact set forth in this Order that is a conclusion of law shall be deemed to be a conclusion of law incorporated by reference in these conclusions of law as though fully set forth herein.

     34. This Order shall be entered as a final Order under the Federal Rules of Bankruptcy Procedure.


                                       /s/ Walter Shapero
                                       --------------------------------
                                       United States Bankruptcy Judge

Approved for entry:

CARSON FISCHER, PLC                           HONIGMAN MILLER SCHWARTZ AND COHN
Attorneys for Debtor                          Attorneys for General Motors
                                                  Corporation

By:  /s/Robert A. Weisberg                    By:  /s/ Robert B. Weiss
     -------------------------------               ----------------------------
     Joseph M. Fischer (P13452                     Robert B. Weiss (P28249)
     Robert A. Weisberg (P26698)                   Judy B. Calton (P38733)
300 E. Maple Road                             2290 First National Building
Birmingham, MI  48009-6317                    Detroit, MI  48226
(248) 644-4840                                (313) 465-7596


UNITED STATES TRUSTEE                         DICKINSON WRIGHT PLLC
                                              Counsel to Chrysler Corporation

By:                                           By:  /s/ James Plemmons
     -------------------------------               ----------------------------
     Tauras N. Ziedas (P34653)                     James Plemmons (P42892)
477 Michigan Ave., Ste.1760                   500 Woodward Avenue, Suite 4000
Detroit, Michigan 48226                       Detroit, Michigan 48226
(313) 226-7952                                (313) 223-3500


BODMAN LONGLEY & DAHLING LLP                 HONIGMAN MILLER SCHWARTZ AND COHN
Counsel for Comerica Bank as Agent           Counsel for GMAC Business Credit
     for the Prepetition Lenders                  LLC

By:  /s/ Robert J. Diehl, Jr.                By:  /s/ Donald F. Baty, Jr.
     -------------------------------             ------------------------------
         Robert J. Diehl, Jr. (P31264)            Donald F. Baty, Jr. (P38087)
         Ralph E. McDowell (P39235)               Gail A. Eynon (P47964)
100 Renaissance Center, 34th Fl.             2290 First National Building
Detroit, Michigan  48243                     Detroit, Michigan  48226-3583
(313) 393-7597                               (313) 465-7314


BUTZEL LONG
Counsel to Unsecured Creditors' Committee

By:  /s/ Thomas B. Radom
     -------------------------------
         Thomas B. Radom (P24631)
         Matthew E. Wilkins (P56697)
32270 Telegraph Road, #200
Birmingham, MI  48025-2457
(248) 258-1413